Exhibit 99

FIRST BANKS, INC.
ST. LOUIS, MISSOURI

NEWS RELEASE

Contacts:	Terrance M. McCarthy	Lisa K. Vansickle
	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer
	First Banks, Inc.	First Banks, Inc.
	(314) 854-4600	(314) 854-4600

Traded:	NYSE
Symbol:	FBSPrA – (First Preferred Capital Trust IV, an affiliated trust of First Banks, Inc.)

FOR IMMEDIATE RELEASE:

First Banks, Inc. Announces Appointment of
Michael J. Dierberg to Board of Directors

St. Louis, Missouri, May 4, 2011.  First Banks, Inc. (“First Banks” or the “Company”) is pleased to announce the election of Mr. Michael J. Dierberg to its Board of Directors at the annual meeting of shareholders held earlier today.
Mr. Dierberg previously served as the Company’s General Counsel from June 2002 to July 2004 and served as a Director of the Company from July 2001 to July 2004.  During that time, Mike was also a member of the Company’s Executive Committee.  Prior to joining the Company in 2001, Mr. Dierberg served as an attorney at a federal bank regulatory agency, the Office of the Comptroller of the Currency, in Washington, D.C.  More recently, Mr. Dierberg served as an attorney at the United States Department of Justice.  Mr. Dierberg is a shareholder of the Company and is the son of James F. Dierberg, the principal shareholder of the Company and Chairman of the Company’s Board of Directors.
Terrance M. McCarthy, President and Chief Executive Officer of First Banks, said, “We are extremely pleased to welcome Mike back to the Board.  I know from working closely with Mike in the past that he will bring valuable insight to the Company.  Mike’s unique prior experience as an attorney and as an executive of the Company will further enhance the Company’s Board of Directors and provide a significant benefit to the Company.”

About First Banks, Inc.
The Company had assets of $7.21 billion at March 31, 2011 and currently operates 152 branch banking offices in California, Florida, Illinois and Missouri. Through its subsidiary bank, First Bank, the Company offers a broad range of financial products and services to consumers, businesses and other institutions. Visit the Company on the web at www.firstbanks.com.

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Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about the Company’s plans, objectives, estimates or projections with respect to our future financial condition, expected or anticipated revenues with respect to our results of operations and our business, expected improvement in our net interest income and margin, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties which may cause actual results to differ materially from those contemplated in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: increased competition and its effect on pricing, spending, third-party relationships and revenues; changes in interest rates and overall economic conditions; and the risk of new and changing regulation. Additional factors which may cause the Company’s results to differ materially from those described in the forward-looking statements may be found in the Company’s Annual Report on Form 10-K, as filed with the SEC and available at the SEC’s internet site. The forward-looking statements in this press release speak only as of the date of the press release, and the Company does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.